UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 4, 2015, Cyclacel Pharmaceuticals, Inc. (the “Company”) received approval from The NASDAQ Stock Market LLC (“NASDAQ”) to transfer the listing of the Company’s common stock from the NASDAQ Global Market to the NASDAQ Capital Market. This transfer will be effective at the opening of business on August 6, 2015. The Company’s common stock will continue to trade under the symbol “CYCC.” The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as the NASDAQ Global Market and requires listed companies to meet certain financial requirements and comply with NASDAQ’s corporate governance requirements.

As previously reported, the Company was notified by NASDAQ on February 2, 2015 that it no longer satisfied the minimum bid price requirement of $1.00 per share for continued listing as set forth in NASDAQ Listing Rule 5450(a)(1). In anticipation of not meeting the minimum bid price requirement by August 3, 2015, the end of its initial 180-day grace period, the Company had previously applied to transfer the listing of its stock to the NASDAQ Capital Market. The Company currently meets the NASDAQ Capital Market initial listing criteria, except for the bid price requirement. Upon transfer to the NASDAQ Capital Market, the Company is being afforded an additional 180-day grace period to regain compliance with NASDAQ’s minimum bid price requirement. In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the second 180-day grace period, which will end on February 2, 2016. If the Company fails to regain compliance during this grace period, the Company’s common stock will be subject to delisting by NASDAQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: August 5, 2015